Exhibit 10.2

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the Effective Date (as defined below), by and among WaFd, Inc. (the “Company”), WaFd Bank, the Washington-chartered bank subsidiary of the Company (including any successors thereto, the “Bank” and, together with the Company, “WaFd”), and Brent J. Beardall (“Executive”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and between the Company and EverBank Financial Corp, a Delaware corporation (“EverBank”), EverBank will be merged with and into the Company;

WHEREAS, pursuant to the Merger Agreement, the Company shall take all such actions as may be required to cause the corporate name of the Surviving Corporation (as defined in the Merger Agreement) to be changed to EverBank Financial Corp. effective immediately following the Effective Time (as defined in the Merger Agreement);

WHEREAS, in connection with, and conditioned on the completion of, the Merger, Executive desires to serve as President of the Company and the Bank, and a member of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of the Bank (the “Bank Board” and together with the Company Board, collectively, the “Board”), and the Company and the Bank desire to retain Executive’s services in such roles; and

WHEREAS, the Company, the Bank and Executive desire to enter into this Agreement to set forth the terms of Executive’s service to WaFd and its affiliates.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.         Employment Period. The Company agrees to employ Executive, and Executive agrees to serve the Company and its affiliates, subject to the terms and conditions of this Agreement, for the period commencing on the date of the Closing (as defined in the Merger Agreement) (the “Effective Date”) and ending on the fifth anniversary of the Effective Date (the “Employment Period”). Thereafter, unless previously terminated, the Employment Period shall be automatically extended for consecutive periods of one year unless either party provides written notice to the other party of nonrenewal in accordance with Section 9(b) (a “Notice of Nonrenewal”) not less than 120 days prior to the end of the Employment Period as then in effect. Notwithstanding the foregoing, the Employment Period shall immediately terminate upon any termination of Executive’s employment with the Company and its affiliates pursuant to Section 4.

2.          Position and Duties; Location; Standard of Services.

(a)        Position and Duties. During the Employment Period, Executive shall serve as President of WaFd and shall have the duties and responsibilities commensurate with Executive’s position as President of WaFd. Executive shall report solely and directly to the Chief Executive Officer of WaFd. In addition, during the Employment Period, the Company shall appoint Executive to serve as a member of the Company Board and shall cause the Bank to appoint Executive to serve as a member of the Bank Board.

(b)        Location. During the Employment Period, Executive’s principal place of employment shall be the Company’s executive offices in Seattle, Washington, subject to business travel at the Company’s request.

(c)        Standard of Services. During the Employment Period, Executive agrees to devote Executive’s full business attention and time to the business and affairs of the Company and its affiliates and to use Executive’s best efforts to perform faithfully and efficiently such responsibilities.

3.          Compensation and Employee Benefits.

(a)        Annual Base Salary. During the Employment Period, Executive shall receive an annual base salary (the “Annual Base Salary”) of $1,116,625, payable in accordance with the Company’s regular payroll practices. The Annual Base Salary shall be reviewed by the Board (or compensation committee thereof) from time to time, but no less than annually, and may be increased, as determined by the Board (or compensation committee thereof), in good faith, taking into consideration recommendations by an independent compensation consultant and a review of the compensation paid by members of the Company’s peer group to similarly situated executives.

(b)      Annual Bonus. During the Employment Period, Executive shall have the opportunity to earn, for each fiscal year of the Company, an annual bonus (the “Annual Bonus”) pursuant to the terms of an annual incentive plan for senior executives of the Company, as in effect from time to time. Executive shall participate in such annual incentive plan on terms no less favorable than those that are generally applicable to other senior executives of the Company (other than with respect to the amount of the Annual Bonus opportunity and the Target Annual Bonus). Executive’s target Annual Bonus shall be equal to 100% of the Annual Base Salary (the “Target Annual Bonus”). The Company shall have no obligation to award the Annual Bonus in any given year, and the Annual Bonus shall not be considered an acquired right of Executive, even if it is paid on a repeated basis. The Target Annual Bonus shall be reviewed by the Board (or compensation committee thereof) from time to time, but no less than annually, and may be increased, as determined by the Board (or compensation committee thereof), in good faith, taking into consideration recommendations by an independent compensation consultant and a review of the compensation paid by members of the Company’s peer group to similarly situated executives.

(c)       Equity Awards. During the Employment Period, Executive shall be eligible to participate in the Company’s equity incentive plan then in effect and receive equity awards thereunder, as determined by the Board (or compensation committee thereof), in good faith, taking into consideration your performance, recommendations by an independent compensation consultant and a review of the compensation paid by members of the Company’s peer group to similarly situated executives. All such equity awards shall be subject to the terms of the Company’s equity incentive plan and an applicable award agreement.

(d)       Employee Benefit Plans. During the Employment Period, Executive shall be entitled to participate in the employee benefit plans, practices, policies and programs, including any relocation policies or programs, as in effect from time to time, that are generally applicable to other executives of the Company on terms consistent with those applicable to other executives of the Company.

(e)      Business Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive, in accordance with the Company’s policies as in effect from time to time.

(f)         Regulatory Actions. The provisions of 12 CFR Section 563.39 shall be deemed by the Company, the Bank and Executive to be incorporated into and made a part of this Agreement. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k), 12 CFR 30, and 12 CFR Part 359.

4.          Termination of Employment.

(a)       Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If Executive incurs a Disability during the Employment Period, the Company may provide Executive with written notice in accordance with Section 9(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company and its affiliates shall terminate effective on the 10th day after Executive’s receipt of such notice (the “Disability Effective Date”), provided that, within the 10 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean if Executive becomes entitled to receive long-term disability benefits under the Company’s or Bank’s long-term disability plan applicable to Executive.

(b)       Cause. The Company may terminate Executive’s employment during the Employment Period either with or without Cause. Executive will not be deemed to be discharged for Cause unless and until there is delivered to Executive a copy of a resolution duly adopted by the Board (excluding Executive, if Executive is then a member of the Board), at a meeting called and duly held for such purpose, finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail. For purposes of this Agreement, “Cause” shall mean the following:

(i)          Executive’s material breach of any fiduciary duty or legal or contractual obligation (including material breach of this Agreement or any restrictive covenant applicable to Executive) to the Company and/or its affiliates, or to the Company’s direct or indirect equity holders;

(ii)         Executive’s commission of an act of dishonesty or breach of trust that, in the good faith determination of the Board, is materially injurious to the business, financial condition or reputation of the Company and/or its affiliates;

(iii)        Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, or indictment for or being charged with acts that would constitute, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement, misappropriation of funds or similar conduct, or any conviction of any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829;

(iv)       Executive’s failure or willful refusal to perform Executive’s duties or follow the lawful instructions of Executive’s supervisor or the Board (other than due to physical or mental incapacity) that, in the good faith determination of the Board, is materially injurious to the business, financial condition or reputation of the Company and/or its affiliates;

(v)         Executive’s gross negligence, willful misconduct or fraud in the performance of Executive’s duties or relating to the Company and/or its affiliates;

(vi)        Executive’s material violation of the written policies of the Company or any of its affiliates, including any policies set forth in any employee handbook, compliance manual or the code of conduct; or

(vii)      Executive’s failure to assist and cooperate with the Company or its affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency, that, in the good faith determination of the Board, is materially injurious to the business, financial condition or reputation of the Company and/or its affiliates;

provided that, in the case of clauses (i), (iv), (vi) and (vii), such termination may be for Cause only after notice is delivered by the Company in writing, specifically identifying the manner in which Company believes Executive has engaged in conduct triggering clause (i), (iv), (vi) or (vii), as applicable, and Executive fails to cure such conduct (to the extent curable) within 10 business days following receipt of such notice.

(c)        Notice of Termination. Any termination by the Company with or without Cause, or by Executive for any reason other than due to death or Disability, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifies the Date of Termination (as defined below), which date shall be not more than 30 days after the delivery of such notice.

(d)       Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company with or without Cause, or by Executive for any reason other than due to death or Disability, the date of receipt of the Notice of Termination or any later date specified therein within 30 days following such notice, or (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

(e)        Resignation from Other Positions. Upon the termination of Executive’s employment for any reason (unless otherwise agreed in writing by the Company and Executive), Executive shall be deemed to have resigned, without any further action by Executive, from any and all officer and director positions that Executive, immediately prior to such termination, (i) held with the Company or any of its affiliates, including as a member of the Board and any committee thereof, and (ii) held with any other entities at the direction of, or as a result of Executive’s affiliation with, the Company or any of its affiliates. If for any reason this Section 4(e) is deemed to be insufficient to effectuate such resignations, then Executive shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, Executive hereby designates the Secretary or any Assistant Secretary of the Company and of any affiliate to execute any such documents or instruments as Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company or any affiliate is deemed by the Company or the affiliate to be a more expedient means to effectuate such resignation or resignations.

5.           Obligations of the Company upon Termination.

(a)       Other Than for Cause; Due to Death or Disability; Resignation for Good Reason. If, during the Employment Period, (i) the Company terminates Executive’s employment other than for Cause, or due to death or Disability, or (ii) Executive voluntarily resigns for Good Reason (as defined below), then, subject to Executive’s execution, and non-revocation, of a release of claims in favor of the Company in the form provided by the Company (the “Release”) and Executive’s continued compliance with any terms of this Agreement that survive Executive’s termination of employment (including Section 6), the Company shall pay to Executive the following:

(i)           the sum of (A) the portion of the Annual Base Salary due for the period through the Date of Termination to the extent not theretofore paid, and (B) Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by Executive prior to the Date of Termination in accordance with the applicable policy of the Company (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”), which Accrued Obligations shall be paid in a lump sum in cash within 60 days following the Date of Termination;

(ii)          any unpaid Annual Bonus earned by Executive in respect of the fiscal year of the Company that was completed on or prior to the Date of Termination (the “Unpaid Annual Bonus”), which Unpaid Annual Bonus shall be paid in a lump sum in cash within 60 days following the Date of Termination (other than any portion of such Unpaid Annual Bonus that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder);

(iii)        a prorated Annual Bonus in respect of the fiscal year of the Company in which the Date of Termination occurs, with such amount to equal the product of (A) the amount determined by the Board or an appropriate committee thereof (the Board or such committee, the “Committee”) based on actual performance for the fiscal year in which the Date of Termination occurs, multiplied by (B) a fraction, (I) the numerator of which is the number of days in the fiscal year of the Company in which the Date of Termination occurs through the Date of Termination, and (II) the denominator of which is the total number of days in the fiscal year of the Company in which the Date of Termination occurs (the “Prorated Annual Bonus”), which Prorated Annual Bonus shall be paid on the date on which the Company otherwise pays annual bonuses to other executives of the Company for such fiscal year (other than any portion of such Annual Bonus that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder);

(iv)         an amount equal to the sum of (A) the product of (x) two and (y) then-current Annual Base Salary and (B) the Target Annual Bonus as in effect for the fiscal year of the Company in which the Date of Termination occurs, which amount shall be paid in equal installments over 24 months on the Company’s normal payroll schedule following the Date of Termination;

(v)           if Executive elects health care continuation coverage under Section 4980B of the Internal Revenue Code (the “Code”) or other applicable law (“COBRA”) for Executive and Executive’s eligible covered dependents equivalent to the coverage which they were receiving immediately prior to the Date of Termination, for 12 months following the Date of Termination, or such shorter period determined in accordance with clause (B) of this sentence (the “Continuation Period”), the Company shall pay the premium cost of such coverage such that Executive’s premiums are the same as for active employees (the “Health Care Benefits”); provided, however, that (A) the Health Care Benefits shall be reported by the Company as taxable income to Executive to the extent reasonably determined by the Company to be necessary to avoid the Health Care Benefits from being considered to have been provided under a discriminatory self-insured medical reimbursement plan pursuant to Section 105(h) of the Code, and (B) the Continuation Period shall cease at such time that Executive is eligible to receive health care benefits under another employer-provided plan (but no repayment of any previously paid premium shall be required);

(vi)         all outstanding equity-based compensation awards shall be subject to the terms and conditions of the Company’s equity incentive plan in effect as of the Date of Termination and any applicable award agreement; and

(vii)         to the extent not theretofore paid or provided, the Company shall timely pay or provide, in accordance with the terms of the applicable plan, program, policy, practice or contract, to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy, practice or contract of the Company through the Date of Termination, including any cash or equity based incentive awards and including accelerated vesting pursuant to the terms of the WaFd Bank Supplemental Executive Retirement Plan under the WaFd Bank Deferred Compensation Plan (as amended on February 14, 2023) (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). If Executive does not execute the Release within 50 days following the Date of Termination, or if Executive revokes the Release, Executive shall be entitled to only the compensation and benefits contemplated by Section 5(a)(i) and, to the extent not subject to the execution of the Release, Section 5(a)(vi). Other than as set forth in this Section 5(a), in the event of a termination of Executive’s employment by the Company other than for Cause (other than due to death or Disability) or Executive’s voluntary resignation for Good Reason, the Company and its affiliates shall have no further obligation to Executive under this Agreement.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the consent of Executive:

(i)            a material diminution by the Company of Executive’s authority, duties, or responsibilities;

(ii)           a material diminution in Executive’s Annual Base Salary;

(iii)         a material change in the geographic location at which Executive must perform the services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which Executive is principally employed to a location more than 30 miles from the location of the Company’s offices in Seattle, Washington, as of the date hereof);

(iv)        a requirement that Executive report to any corporate officer or employee other than directly to the Chief Executive Officer; or

(v)          any action or inaction that constitutes a material breach by the Company of this Agreement that cannot be cured within the applicable time periods referenced below.

Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 60 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances.  If Executive does not give notice of the termination of his employment for Good Reason within 60 days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

For purposes of this Section 5(a), a determination of “Good Reason” made by Executive with which the Company does not agree shall be resolved pursuant to the following dispute resolution procedure. First, the parties shall in good faith attempt to resolve any dispute arising hereunder. Second, if such efforts are unsuccessful, the parties shall submit to nonbinding mediation. Thereafter, if the parties continue to be unsuccessful, the parties may seek adjudication in accordance with Section 9(a) of this Agreement.

(b)      Other Termination. If Executive’s employment is terminated during the Employment Period for a reason other than those governed by Section 5(a) (including upon the expiration of the Employment Period following a Notice of Nonrenewal), this Agreement shall terminate without further obligations to Executive under this Agreement, other than for payment of the Accrued Obligations within 60 days following the Date of Termination and the timely payment or provision of the Other Benefits.

(c)        Full Settlement. The payments and benefits provided under this Section 5 shall be in full satisfaction of the obligations of the Company and its affiliates to Executive under this Agreement or any other plan, agreement, policy or arrangement of the Company and its affiliates upon his termination of employment, and in no event shall Executive be entitled to severance pay or benefits beyond those specified in this Section 5 (including under any severance plan sponsored or maintained by the Company or any of its affiliates).

(d)       No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to Executive under Section 5 and such amounts shall not be reduced whether or not Executive obtains other employment.

6.         Restrictive Covenants. In consideration for Executive’s employment pursuant to the terms of this Agreement, and the compensation and benefits payable or provided hereunder, and the additional promises set forth herein, Executive agrees to the covenants set forth below.

(a)         Nondisclosure of Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, which will be and has been obtained by Executive during Executive’s engagement or employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement), including, but not limited to, the Company’s and its affiliates’ confidential records pertaining to their customers, including key customer contact information; contract terms and related information; confidential business opportunities and strategies; strategies for advertising and marketing; confidential business processes and strategies, including training, policies and procedures; product and service documents and forms; personnel records; financial and revenue data and reports, including pricing, quoting and billing methods; and any other business information that the Company and its affiliates maintain as confidential or that gives the Company or its affiliates an advantage or opportunity to gain an advantage over its competitors (collectively, “Confidential Information”). Executive specifically understands and agrees that the term Confidential Information also includes all confidential information of a third party that may be communicated to, acquired by, learned of, or developed by Executive in the course of or as a result of Executive’s engagement or employment with the Company and its affiliates. Except in connection with the good faith performance of Executive’s services to the Company and its affiliates, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, use, communicate or divulge any such Confidential Information to anyone other than the Company or its affiliates and those designated by the foregoing.

(b)      Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its affiliates, and that are conceived, developed or made by Executive during his employment with the Company or its affiliates (“Work Product”) belong to the Company and its affiliates. Executive shall promptly disclose such Work Product to the Company and its affiliates and perform all actions reasonably requested by the Company or its affiliates (whether during or after the Employment Period) to establish and confirm such ownership (including assignments, consents, powers of attorney, and other instruments). To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks, and copyrights) that are made, developed or acquired by Executive in the course of Executive’s employment with the Company or its affiliates will be and remain the absolute property of the Company and its affiliates, and Executive shall assist the Company and its affiliates in perfecting and defending their rights to such intellectual property.

(c)         Nonsolicitation. During the period commencing on the Effective Date and ending on the second anniversary of the termination of Executive’s employment for any reason (the “Restricted Period”), Executive shall not directly or indirectly (i) except in the good faith performance of Executive’s duties to the Company or its affiliates, induce or attempt to induce any employee or independent contractor of the Company or any of its affiliates to leave the Company or any of its affiliates, or in any way interfere with the relationship between the Company or any of its affiliates, on the one hand, and any employee or independent contractor thereof, on the other hand, (ii) hire any person who was an employee or independent contractor of the Company or any of its affiliates until 12 months after such individual’s relationship with the Company or any of its affiliates has been terminated or (iii) except in the good faith performance of Executive’s duties to the Company, induce or attempt to induce any customer (whether former or current), supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or any of its affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any of its affiliates, on the other hand.  From and after June 30, 2027, to the extent sub-clause (iii) of this Section 6(c) prohibits solicitation of business, (y) then following the Date of Termination prohibited solicitation of business shall only include solicitation which is to shift business away from Company or any of its affiliates where Executive established or substantially developed a direct relationship with the customer, supplier, licensee or other business relation through Executive’s work for the Company and its affiliates and (z) with respect to such solicitation, the Restricted Period shall end on the date that is 18 months after the Date of Termination.

(d)      Noncompetition. Executive acknowledges that, in the course of his employment with the Company, Executive has become familiar, or will become familiar, with the trade secrets and with other Confidential Information of the Company and its affiliates, and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its affiliates. Therefore, Executive agrees that, during the period commencing on the Effective Date and ending on the 18-month anniversary of the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in a commercial banking business or any other business that is competitive with the business of the Company or its affiliates in any state or territory of the United States or any locale of any non-U.S. country in which the Company and its affiliates conducts business. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding equity interest in any entity which is publicly traded, so long as Executive has no active participation in the business of such entity.  From and after June 30, 2027, this noncompetition provision shall not be applicable following the Date of Termination.

(e)         Mutual Non-Disparagement. From and following the Effective Date,

(i)           Executive shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company and its affiliates, any of their clients or businesses or any of their current or former directors, officers, employees or other service providers and (ii) the Company shall direct its senior executives and members of the Board not to make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning Executive.

(f)       Return of Property. Executive acknowledges that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by Executive while an employee or service provider of the Company or any of its affiliates (including Confidential Information) are and shall remain the property of the Company and its affiliates, and Executive shall immediately return such property to the Company upon the Date of Termination and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or any of its affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

(g)       Cooperation. Executive agrees that upon the reasonable request of the Company or any of its affiliates following Executive’s termination of employment, Executive shall use reasonable efforts to assist and cooperate with the Company or its affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency. The Company and its affiliates shall reasonably cooperate with Executive to minimize any disruption of Executive’s professional or personal obligations in connection with such assistance and cooperation. For purposes of Section 6(g), Executive shall be reimbursed for Executive’s reasonable out of pocket expenses that are reimbursable in accordance with the Company’s or Bank’s expense reimbursement policies, if any, and should Executive be required to devote more than four hours of time to such cooperation in any calendar month, Executive shall be compensated at the rate of $500 per hour for any additional hours devoted during such month.

(h)        Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in this Section 6 would cause irreparable damage to the Company and its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, in the event of a violation by Executive of any of the covenants contained in this Section 6, the Company and its affiliates shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment of the compensation and benefits contemplated by Section 5 to the extent not previously paid or provided (including ceasing vesting of outstanding equity incentive awards), (ii) the prompt return by Executive of any portion of such compensation and the value of such benefits previously paid or provided (including forfeiture of any equity incentive awards that vested or the repayment of the value of any equity incentive awards that vested and have been exercised or settled, as applicable), and (iii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 6 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company and its affiliates may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted. The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period during which Executive is in violation of the provisions of Section 6(c) or (d), as applicable. In the event that a court of competent jurisdiction determines that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(i)         Acknowledgements.

(i)         Executive acknowledges that the Company and its affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization. Executive acknowledges that the Company and its affiliates have a legitimate business interest in and right to protect its Confidential Information, goodwill and employee, customer and other relationships, and that the Company and its affiliates would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships. Executive further acknowledges that the Company and its affiliates are entitled to protect and preserve the going concern value of the Company and its affiliates to the extent permitted by law.

(ii)       In light of the foregoing acknowledgments, Executive agrees that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its affiliates. Executive further acknowledges that, although Executive’s compliance with the covenants contained in this Agreement may prevent Executive from earning a livelihood in a business similar to the business of the Company and its affiliates, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

(iii)        In light of the acknowledgements contained in this Section 6(i), to the extent permitted by applicable law, Executive agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, Executive contained in this Agreement.

(iv)       Executive represents that Executive’s commencement of employment with the Company and its affiliates will not violate any agreement with a third party, including Executive’s current or former employers, and that Executive is not subject to any restriction, contractual or otherwise, that would prevent Executive from serving in the positions or performing the duties set forth above, or limit Executive’s ability to do so at any time during the Employment Period.

(v)         Executive hereby agrees that prior to accepting employment or engagement with any other person or entity during the Restricted Period, Executive shall provide such prospective employer or service recipient with written notice of the provisions of this Agreement, with a copy of such notice delivered promptly to the Company.

(j)       Trade Secrets; Whistleblower Rights. The Company hereby informs Executive that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits Executive from disclosing or discussing conduct Executive reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, or the existence of a settlement involving any such event or conduct.  In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair Executive’s rights under the whistleblower provisions of any applicable federal, state or local law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation, or to communicate, cooperate or file a complaint with, or make disclosures to, any U.S. federal, state or local governmental or law enforcement branch, agency or entity, in each case without prior authorization of (or giving prior notice to) the Company or any of its affiliates.  Notwithstanding the foregoing, Executive is not authorized to disclose any information covered by the Company’s or its affiliates’ attorney-client privilege or attorney work product without prior written consent of an authorized representative of the Company.

7.          Treatment of Certain Payments.

(a)       Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.

(b)       If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 7 shall be binding upon the Company and its affiliates and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c), and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the determination of the Accounting Firm. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)        To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive, including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code) (a “Change in Control”), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(d)           The following terms shall have the following meanings for purposes of this Agreement:

(i)       “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the Person effecting the Change in Control.

(ii)         “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).

(iii)        “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(iv)       “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to the Agreement or otherwise.

(v)          “Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

8.          Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, the Bank and their respective successors and assigns. As used in this Agreement, “the Company” and “the Bank” shall mean the Company and the Bank as hereinbefore defined and any successor to their businesses and/or assets, as aforesaid, which assumes and agrees to perform this Agreement by operation of law, or otherwise, and the Company and the Bank shall require any successor to assume this Agreement and their obligations under this Agreement.

9.          Miscellaneous.

(a)        Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws. The parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for Washington with respect to any dispute arising out of or relating to this Agreement or the Release, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTER CLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

(b)           Notices.

(i)         In the event a notice or other document is required to be sent hereunder to any party hereto, such notice or other document shall be in writing and shall be considered given and received, in all respects when personally delivered, or when sent by express or courier service or United States registered or certified mail, return receipt requested and postage and other fees prepaid, or by electronic mail, on the day such notice or document is personally delivered or delivered by electronic mail or on the third business day following the day on which such notice or other document is deposited in the mail or delivered to any such commercial delivery service as aforesaid. Any notice and document shall be addressed to the party entitled to receive such notice or other document at the following addresses:

If to the Company:

WaFd, Inc.
425 Pike Street
Seattle, WA 98101
Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(ii)       Any party hereto or their respective legal representatives may effect a change of address for purposes of this Agreement by giving written notice of such change to the Company in accordance with this Section 9(b) and the Company shall, upon the request of any party hereto in accordance with this Section 9(b), notify such party of such change in the manner provided herein. Until such notice of change of address is properly given, the addresses set forth herein shall be effective for all purposes.

(c)         Acknowledgements. Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that he has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that, in entering into this Agreement, Executive is not relying on any statements or representations made by any of the directors, officers, employees or agents of the Company that are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

(d)       Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(e)        Survivability. The provisions of this Agreement that, by their terms, call for performance subsequent to the termination of either Executive’s employment or this Agreement (including the terms of Sections 5 and 6) shall so survive such termination.

(f)         Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

(g)        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(h)       Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)          Section 409A.

(i)          General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on non-qualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Executive executes the Release) shall be paid in the later taxable year.

(ii)       Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)        Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its affiliates as in effect on the Date of Termination), any payment that constitutes non-qualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.

(j)         Amendments. No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. No custom, act, payment, favor or indulgence shall grant any additional right to Executive or be deemed a waiver by the Company of any of Executive’s obligations hereunder or release Executive therefrom or impose any additional obligation upon the Company. No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision. This Agreement is personal to and shall not be assignable by any party, but shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, successors and assigns.

(k)      Entire Agreement. This Agreement, together with that certain letter agreement, of even date herewith, by and between the Company and Executive regarding the Continuity Payment (as defined therein) and Executive’s conditional waiver of certain rights in connection with the Merger, constitutes the entire agreement of the parties hereto in respect of the terms and conditions of Executive’s employment with the Company and its affiliates, including his severance entitlements, and, as of the Effective Date, supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between Executive, on the one hand, and the Company or its affiliates, on the other hand (including the Change of Control Agreement by and between Executive and the Company, dated as of August 17, 2015).

(l)         Conditional on Closing. In the event the Closing does not occur or the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall be null and void and of no further force or effect upon such termination.

[Signature pages follow]

IN WITNESS WHEREOF, the Company, the Bank and Executive have executed this Agreement effective as of the date first above written.

WAFD, INC.

By:	/s/ Kelli Holz
Name:	Kelli Holz
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Employment Agreement]

WAFD BANK

By:	/s/ Kelli Holz
Name:	Kelli Holz
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Employment Agreement]

EXECUTIVE

/s/ Brent J. Beardall
Brent J. Beardall

[Signature Page to Employment Agreement]